FOR IMMEDIATE RELEASE                  Exhibit 99.2

COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Third Quarter Fiscal 2007 Results

BURLINGTON, April 17, 2007 - Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the “Company”), a nationwide retailer based in Burlington, New Jersey, today announced its results for the third quarter ended March 3, 2007.

For the nine months ended March 3, 2007, Burlington Coat Factory experienced an increase in net sales compared with the first nine months ended February 25, 2006. Net sales were $2.63 billion for the nine months ended March 3, 2007 and $2.62 billion for the nine months ended February 25, 2006, a 0.3% increase. The Company’s 2006 fiscal year ended June 3, 2006 was a 53 week year. As a result, each of the fiscal quarters in this 2007 fiscal year begins and ends one week later than the corresponding period of the prior fiscal year. Comparing the nine month period ended March 3, 2007 with the nine month period ended March 4, 2006 would show that net sales for the fiscal 2007 period were flat at $2.63 billion compared with the similar period of fiscal 2006. The Company experienced a 2.0% comparative store sales decrease from the comparative nine month period of a year ago.  Gross margin as a percentage of sales increased to 37.2% from 36.5% during the nine month period ended March 3, 2007 compared with the nine month period ended February 25, 2006 due to higher initial margins and reduced freight costs. The Company recorded a net loss of $9.0 million for the nine month period ended March 3, 2007 compared with net income of $87.8 million for the nine month period ended February 25, 2006. The primary drivers of this net loss were increases in depreciation, interest and amortization related to the Merger Transaction of April 13, 2006*.

For the three months ended March 3, 2007 compared with the three months ended February 25, 2006, net sales decreased $36.4 million (3.6%). Comparative store sales decreased 2.6% during the quarter. Comparative store sales decreased 6.8% in December, increased 6.3% in January and decreased 0.6% in February compared with the same months last year. The decrease in comparative store sales is primarily attributed to unseasonably warm weather in December, increased returns resulting from the implementation of a new cash refund return policy and Company supply chain issues primarily related to shifting direct store shipments into our distribtuion centers, which affected merchandise flow. Gross margin percentage increased to 37.0% from 36.6 % during the three month period ended March 3, 2007 compared with the three month period ended February 25, 2006 due primarily to higher initial margins and reduced freight costs offset in part by higher markdowns. For the three month period ended March 3, 2007, net income amounted to $31.1 million compared with $58.3 million during the period ended February 25, 2006. The decrease in net income is primarily attributable to increases in depreciation, interest and amortization expenses.

About Burlington Coat Factory

We are a nationally recognized retailer of high-quality, branded apparel at every day low prices. We opened our first store in Burlington, New Jersey in 1972, selling primarily coats and outerwear. Since then, we have expanded our store base to 380 stores in 44 states, and diversified our product categories by offering an extensive selection of in-season, fashion-focused merchandise, including: ladies sportswear, menswear, coats, family footwear, baby furniture and accessories, as well as home décor and gifts. All stores are company-operated, and nearly all are located in high traffic areas such as strip malls and shopping centers in various locations.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, changes in customer demand for products, changes in raw material and equipment costs and availability, seasonal changes in customer demand, pricing actions by competitors and general changes in economic conditions; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON COAT FACTORY INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(All amounts in thousands)

	Nine Months Ended		Three Months Ended
	Successor	Predecessor	Successor	Predecessor
	March 3, 2007	February 25, 2006	March 3, 2007	February 25, 2006

REVENUES:
Net Sales	$2,628,912	$2,619,919	$987,299	$1,023,662
Other Revenue	30,373	24,209	10,819	8,368
	2,659,285	2,644,128	998,118	1,032,030

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization) Amortization)	1,649,636	1,663,396	622,253	649,340
Selling and Administrative Expenses	790,960	765,935	256,319	267,342
Depreciation	106,392	67,979	34,216	22,916
Amortization	33,623	491	10,726	9
Interest Expense	102,344	4,238	31,714	894
Other (Income) Net	(4,867)	(1,100)	(3,204)	(3,592)
	2,678,088	2,500,939	952,024	936,909

(Loss) Income Before Income Tax (Benefit) Expense	(18,803)	143,189	46,094	95,121

Provision for Income Tax (Benefit) Expense	(9,794)	55,413	15,042	36,811

Net (Loss) Income	(9,009)	87,776	31,052	58,310

Total Comprehensive (Loss) Income	$(9,009)	$87,776	$31,052	$58,310

*On April 13, 2006, affiliates of Bain Capital Partners, LLC consummated a $2.1 billion take-private transaction of Burlington Coat Factory Warehouse Corporation (“BCFWC”) through the merger of BCFWC with a merger sub (the “Merger Transaction”). As a result of the Merger Transaction, the Company’s assets and liabilities have been preliminarily adjusted to their fair value as of the closing date, April 13, 2006. Results for the nine and three months ended February 25, 2006 are for BCFWC and its subsidiaries (“Predecessor”) and results for the nine and three months ended March 3, 2007 are for Burlington Coat Factory Investments Holdings, Inc. and its subsidiaries after the Merger Transaction (which include BCFWC and its subsidiaries) (“Successor”). Depreciation and amortization expenses are higher in successor accounting periods due to these fair value assessments resulting in increases to the carrying value of our property, plant and equipment and intangible assets.

EBITDA and Adjusted EBITDA

The following table calculates the Company’s EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that EBITDA and Adjusted EBITDA provide investors helpful information with respect to our operations and cash flows. The Company has included them to provide additional information with respect to our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing our outstanding notes, as well as various covenants related to our senior secured credit facilities. The adjustments to EBITDA are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

 EBITDA and Adjusted EBITDA are calculated as follows:

	Successor	Predecessor	Successor	Predecessor
	Nine Months Ended March 3, 2007	Nine Months Ended February 25, 2006	Three Months Ended March 3, 2007	Three Months Ended February 25, 2006
Net Income (Loss)	$(9,009)	$87,776	$31,052	$58,310
Interest Expense	102,344	4,238	31,714	894
Provision (Benefit) for Income Tax	(9,794)	55,413	15,042	36,811
Depreciation	106,392	67,979	34,216	22,916
Amortization	33,623	491	10,726	9
EBITDA	223,556	215,897	122,750	118,940
Other (Income), Net (a)	(4,867)	(1,100)	(3,204)	(3,592)
Transaction Related Expenses (b)	62	------	------	-------
Non-Cash Straight-line Rent Expense (c)	7,099	(753)	2,127	66
Retention Bonus (d)	12,143	------	3,896	-------
Stock Option Expense (e)	2,377	------	832	-------
Advisory Fees (f)	3,115	------	1,098	-------
Adjusted EBITDA	$243,485	$214,044	$127,499	$115,414

(a) Represents certain income and expense items included in reported EBITDA, which consist of investment income, gains/losses on asset dispositions and other miscellaneous items.
(b) Represents third party costs (primarily legal) incurred in connection with the Merger Transaction.
(c) Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis).
(d) Represents the accrual of retention bonuses and related payroll taxes to be paid to certain members of management on the first anniversary of the Merger Transaction for services rendered to the Company during the post-Merger period.
(e) Represents expenses recorded as a result of the Company’s adoption of SFAS No. 123(R) effective June 4, 2006.
(f) Represents the annual advisory fee to be paid to Bain Capital.